Exhibit 99.(i)(2)

[VENABLE LLP LETTERHEAD]

January 11, 2007

HealthSharesTM, Inc.

420 Lexington Avenue, Suite 2550

New York, New York 10170

Re:	Registration Statement on Form N-1A:
1933 Act File No. 333-131842
1940 Act File No. 811-21855

Ladies and Gentlemen:

We have served as Maryland counsel to HealthSharesTM, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (the “Corporation”), in connection with certain matters of Maryland law arising out of the registration and issuance of an indefinite number of shares (the “Shares”) of Common Stock, par value $.0001 per share (the “Common Stock”), classified and designated as the series listed on Appendix I hereto (each, a “Fund”), covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Corporation, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                                       The Prospectus (the “Prospectus”) and Statement of Additional Information which form part of the Registration Statement, substantially in the form transmitted to the Commission under the 1933 Act and the 1940 Act;

2.                                       The charter of the Corporation (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.                                       The Amended and Restated Bylaws of the Corporation, certified as of the date hereof by an officer of the Corporation;

4.                                       A certificate of the SDAT as to the good standing of the Corporation, dated as of a recent date;

5.                                       Resolutions adopted by the Board of Directors of the Corporation (the “Resolutions”) relating to the authorization of the sale and issuance of the Shares at net asset value in a continuous public offering, certified as of the date hereof by an officer of the Corporation;

6.                                       A certificate executed by an officer of the Corporation, dated as of the date hereof; and

7.                                       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                                       Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.                                       Each individual executing any of the Documents on behalf of a party (other than the Corporation) is duly authorized to do so.

3.                                       Each of the parties (other than the Corporation) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.                                       All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                                       The Corporation is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.                                       The issuance of the Shares has been duly authorized and (assuming that, upon any issuance of the Shares, the total number of shares of each series and class of Common Stock issued and outstanding will not exceed the total number of shares of each series and class of Common Stock that the Corporation is then authorized to issue under the Charter), when and if delivered against payment of net asset value therefor in accordance with the Resolutions and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with federal or state securities laws, including the securities laws of the State of Maryland, or the 1940 Act.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP

APPENDIX I

HealthShares™ Asian Health Exchange-Traded Fund

HealthShares™ Autoimmune-Inflammation Exchange-Traded Fund

HealthShares™ Cancer Exchange-Traded Fund

HealthShares™ Cardio Devices Exchange-Traded Fund

HealthShares™ Cardiology Exchange-Traded Fund

HealthShares™ Dermatology and Wound Care Exchange-Traded Fund

HealthShares™ Diagnostics Exchange-Traded Fund

HealthShares™ Emerging Cancer Exchange-Traded Fund

HealthShares™ Enabling Technologies Exchange-Traded Fund

HealthShares™ European Drugs Exchange-Traded Fund

HealthShares™ European Medical Products and Devices Exchange-Traded Fund

HealthShares™ GI/Gender Health Exchange-Traded Fund

HealthShares™ Infectious Disease Exchange-Traded Fund

HealthShares™ Metabolic-Endocrine Disorders Exchange-Traded Fund

HealthShares™ Neuroscience Exchange-Traded Fund

HealthShares™ Ophthalmology Exchange-Traded Fund

HealthShares™ Orthopedic Exchange-Traded Fund

HealthShares™ Patient Care Services Exchange-Traded Fund

HealthShares™ Respiratory/Pulmonary Exchange-Traded Fund

HealthShares™ Composite Exchange-Traded Fund